EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Catharine Sheehan
Vice President
Corporate Communications
(617) 912-3767
www.bostonprivate.com

BOSTON PRIVATE ELECTS JOHN STRAUS TO

BOARD OF DIRECTORS

ENHANCES BOARD WITH SIGNIFICANT EXPERIENCE IN

WEALTH MANAGEMENT

Boston, MA, November 3, 2005 – Boston Private Financial Holdings, Inc. (Nasdaq: BPFH) today announced the election of John A. Straus to the Company’s Board of Directors.

Mr. Straus brings approximately 30 years of experience in wealth management to Boston Private’s Board. He has a proven track record of growing financial services firms including industry leading companies such as Morgan Stanley and J.P. Morgan where he was the Head of the U.S. Private Wealth Management and U.S. Private Banking Divisions, respectively.

Timothy L. Vaill, Chairman and CEO of Boston Private stated, “We are very pleased that John is joining our Board of Directors. He has extensive experience in private banking and wealth advisory services as well as with mergers and acquisitions that will complement and enhance the strengths of our existing Board. I am confident he will make important contributions that will enhance our industry profile as a leading wealth management firm.”

Mr. Straus commented, “I am delighted to join the Board of Boston Private. I have long admired the Company’s unique growth strategy and strong, principled management team, which were important contributors in my decision to accept this appointment. I am looking forward to working with the Board as we execute our strategy to drive organic growth, maintain a diversified revenue stream, make select acquisitions and, ultimately, improve shareholder value.”

From 2000 to 2005, Mr. Straus served as the Head of JP Morgan U.S. Private Bank as a Managing Director. In this role, Mr. Straus was responsible for $1.1 billion in revenue, $200 billion in assets under supervision, and a $14 billion loan portfolio. While at JP Morgan Private Bank, he led the merger integration of Chase Private Bank, U.S., JP Morgan Private Bank, U.S. and H&Q brokerage. He also played an important role in the JP Morgan Private Bank U.S. and BankOne PCS merger. Prior to joining JP Morgan Private Bank, Mr. Straus held various managerial positions at Morgan Stanley including serving as the Head of U.S. Private Wealth Management, where he helped grow revenues from $210 million in 1994 to $800 million in 2000. Earlier in his career he held various management positions at Salomon Brothers, Mathews and Wright, and Harris Bank. Mr. Straus is the President of the Darien United Way, serves on the Board of Directors of the Holderness School, N.H. and is an Advisory Board Member of the DePaul University Finance Department. He holds a BS in Finance with Honors from Boston College and an MBA from DePaul University.

Boston Private Wealth Management Group

Boston Private Financial Holdings is a wealth management firm that owns twelve independently-operated affiliate partners across the U.S. These partners comprise the Boston Private Wealth Management Group which provides private banking, financial planning/wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. Through strategic acquisitions in demographically attractive geographic areas, the Company forms wealth management “clusters” that together deliver lifetime financial solutions on a local basis. The Company makes capital resources available to its affiliate partners and works with them on growth strategies, marketing, leadership development, compliance and technology.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to Boston Private’s strategy, plans, and intentions. These statements are based upon the current expectations of Boston Private’s management and are subject to significant risks and uncertainties. Actual results and timing could differ from those set forth in the forward-looking statements. Factors that could cause Boston Private’s results to differ materially from those described in the forward-looking statements can be found in Boston Private’s other press releases, and Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Boston Private does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements were made.